EXHIBIT 99.1
NAVISTAR NAMES DAVID HARRISON TO ITS BOARD OF DIRECTORS
     WARRENVILLE, Ill. — August 28, 2007 — Navistar International Corporation (Other OTC: NAVZ) announced today that David D. Harrison, retired executive vice president and chief financial officer of Pentair, Inc. has been named to its board of directors, effective immediately.
     The selection of Harrison increases the number of Navistar board members to 11. He was appointed to be a member of Navistar’s audit committee and finance committee.
     Harrison served as executive vice president and chief executive officer of Pentair, a $3 billion global manufacturing company with more than 15,000 employees, from 2000 until his retirement in February 2007. Prior to joining Pentair, Harrison held several executive positions with General Electric Co. and Borg Warner Corp., including positions in Europe and Canada.
     Currently managing partner of HCI Inc., a real estate investment firm, Harrison is also a director of National Oilwell Varco Inc., a leading global manufacturer of oil well drilling equipment, where he serves as chairman of the audit committee.
     “I am extremely delighted that David Harrison is able to bring his deep knowledge of manufacturing, corporate finance, acquisitions, and international operations to Navistar,” said Daniel C. Ustian, Navistar chairman, president and chief executive officer.
     Navistar International Corporation (Other OTC: NAVZ) is a holding company whose wholly owned subsidiaries produce International(R) brand commercial trucks, MaxxForce brand diesel engines, IC brand school and commercial buses, and Workhorse brand chassis for motor homes and step vans. It also is a private-label designer and manufacturer of diesel engines for the pickup truck, van and SUV markets. The company also provides truck and diesel engine parts and service. Another wholly owned subsidiary offers financing services. Additional information is available at www.Navistar.com.
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